Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

i3 Verticals, Inc.
Nashville, Tennessee

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated December 7, 2018, relating to the consolidated financial statements of i3 Verticals, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2018.

/s/ BDO USA, LLP

Nashville, Tennessee
February 14, 2019